Exhibit 10(h)(2)


                             Employment Agreement

      This Employment Agreement ("Agreement") is made and entered into by and between Terence D. Martin ("Martin") and The Quaker Oats Company ("Quaker"), collectively the "parties." The "Effective Date" of this Agreement shall be Martin's first day of active service with Quaker, which is presently expected to be November 11, 1998.

1.    Position:   On  the Effective Date, Martin will commence employment  with
Quaker as Senior Vice President and Chief Financial Officer ("CFO").

2. Relocation Expenses: To reimburse Martin for the expense of moving his primary residence to Chicago, Quaker shall provide Martin with the relocation benefits described in the Quaker Relocation Policy For Transferring Employees, and shall reimburse him for any other reasonable expenses approved by Quaker's Chief Executive Officer ("CEO").

3. Base Salary: From the Effective Date through December 31, 1999, Martin's annual base salary shall be four hundred seventy five thousand dollars ($475,000), paid in accordance with Quaker's standard payroll practices. After that date, his salary shall be determined by Quaker through its normal compensation practices; provided, during active service, his salary cannot be reduced below four hundred seventy five thousand dollars ($475,000). Whenever used in this Agreement, the phrase "normal compensation practices" refers to practices in effect on the date a decision is made; this phrase is not intended to freeze Quaker's current practices.

4. Bonuses: Martin is eligible to receive an annual performance bonus based on the terms and provisions of Quaker's Management Incentive Bonus Plan (the "MIB" plan).

     A. 1998 & 1999 MIB Bonuses: For 1998 and 1999, Martin's target bonus shall be seventy percent (70%) of his annualized base salary, and the maximum award will be two hundred percent (200%) of his target. The actual amount of any bonus award shall be determined by applying the terms of the MIB plan; provided, any award for 1998 shall be prorated based on the percentage of the year that Martin was employed by Quaker in active service.

     B. Subsequent MIB Bonuses: Any bonus targets and awards for years after 1999 shall be determined by Quaker in its discretion through its normal compensation practices and the terms of the MIB and/or any other applicable plan.

     C. Additional Bonuses: Quaker shall have discretion to award additional bonuses to Martin, as it may deem appropriate.

5. Group/Executive Benefits: Except as specifically provided herein, and subject to its normal compensation practices and the terms and conditions of any applicable plans, Quaker shall provide Martin and his family with benefits comparable to those enjoyed by other Quaker officers at a similar level, such as group and/or executive life, hospitalization and disability insurance;
health program; pension, 401(k), and similar benefit plans; perquisite allowance; financial counseling reimbursement; and similar programs. All waiting periods shall be waived except with respect to the pension plan, where waiver of the one year waiting period is not permitted.

6. Supplemental Retirement Benefit: Subject to the terms and conditions described below, including vesting requirements, upon termination of his employment with Quaker, Martin will receive a supplemental retirement benefit pursuant to this Agreement.

     A. Amount Of Supplemental Benefit: This supplemental retirement benefit is expressed as an annualized figure. The annualized amount of this benefit shall be calculated by taking the Base Amount and subtracting the Setoff from it.

          i. Base Amount: The Base Amount shall be an annualized figure equal to the greater of three hundred thousand dollars ($300,000.00) or the amount Martin would receive under the formula in The Quaker Supplemental Executive Retirement Program ("SERP"), were he eligible for SERP benefits; provided, this figure may be prorated or actuarially reduced, as described below. It is understood that under the SERP's present terms, for an executive who retired at age 60 after 5 years of active service, the SERP formula would produce a benefit equal to average annual earnings (as defined in the SERP) times forty five percent (45%) times five divided by fifteen (5/15).

          ii. Setoff: The Setoff shall be an amount equal to the annualized value of any and all other retirement benefits to which Martin is entitled (or which he receives) under any defined benefit plan(s) (qualified or non-qualified), including Quaker's plans and those of Martin's former employers.

          iii. "Annualized" Value: All annualized calculations of this supplemental retirement benefit and of other retirement benefits shall assume that Martin elects to receive each benefit on a straight line annuity basis, without regard to the form of payment he actually elects or elected (including any lump sum payment), and without regard to any actuarial reduction that may apply based on the date he elects to commence receiving a benefit.

     B. Form Of Payment: Martin may elect to take this supplemental benefit in any form permitted under either the SERP or The Quaker Retirement Plan, subject to the applicable actuarial adjustment prescribed by the plan in question for electing such an alternative form of payment instead of a straight life annuity.

     C.   Actuarial   Reduction:    If  Martin  commences   receipt   of   this
          supplemental retirement benefit before reaching age 60, the Base Amount shall be actuarially reduced to adjust for this early receipt, in accordance with the terms of the SERP.

     D.   Vesting:

          i. Full  Vesting:   This supplemental retirement benefit  shall  vest
             when Martin completes sixty (60) months of active service with Quaker.

          ii.Prorated  Vesting:  If, before Martin completes sixty (60)  months of active service with Quaker, his employment terminates for any reason that triggers the payment of supplemental separation benefits and/or benefits under The Quaker Officers' Severance Program ("Program"), or due to his death or his retirement immediately following an approved long term disability leave, then this supplemental retirement benefit shall vest on Martin's last day of employment with Quaker (i.e., at the end of his inactive service period, if applicable), but shall be prorated based on the number of months he was actively employed. To prorate this benefit, both the Base Amount and the Setoff shall be multiplied by a fraction: (a) whose numerator is the number of full months Martin was employed in active service by Quaker or thirty (30) months, whichever is lower; and (b) whose denominator is thirty (30) months.

          iii. No Vesting: If Martin's employment with Quaker terminates before he completes sixty (60) months of active service with Quaker for any reason that does not result in a prorated benefit under subsection (D)(ii), this supplemental retirement benefit shall not vest.

     E. Survivor Benefit: If Martin dies before payment of this supplemental retirement benefit commences, then subject to the vesting and proration rules in subsections (D)(i) and (D)(ii), and commencing on the first day of the month following the date of death, his wife will receive a survivor annuity for the rest of her life equal in amount to seventy five percent (75%) of the straight life annuity which would have been payable to Martin if, on the date immediately before his death, he had terminated his employment for Good Reason, taking into account all setoffs that would have applied to his benefit, except that if his spouse only receives a reduced survivor annuity under The Quaker Retirement Plan, then that amount, rather than the full straight life annuity which would have been payable to Martin, shall be setoff with respect to The Quaker Retirement Plan.

7.   Equity Based Incentive Compensation:

          A. Signing Bonus: As of the Effective Date, and pursuant to the terms of The Quaker Long Term Incentive Plan of 1999 (the "LTIP"), Quaker shall grant Martin a 10-year option with respect to two hundred fifty thousand (250,000) shares of Quaker common stock. In accordance with the terms of the LTIP, the exercise price for these shares will be equal to the fair market value on the Effective Date. The following vesting rules shall apply to these options:

               i.While  Martin is employed in active service or on an  approved disability leave, or if his active service terminates due to his death, one-fifth (1/5) of these options shall vest each year for five years, on the first five anniversaries of the Effective Date (e.g., the first 50,000 options will vest on November 11, 1999, and the last 50,000 options will vest on November 11, 2003, based on the expected Effective Date);

               ii.     If  Martin's employment terminates in circumstances that
                 trigger an award of Program benefits and/or supplemental separation benefits, a prorated number of these options shall vest (the "Prorated Award"). The Prorated Award will be calculated by multiplying two hundred fifty thousand (250,000) options by a fraction: (a) whose numerator is the number of full months Martin was employed in active service by Quaker or thirty (30) months, whichever is lower; and (b) whose denominator is thirty (30) months. These options shall vest according to the schedule in subsection (A)(i) (i.e., in increments of up to 50,000, and on anniversaries of the Effective Date) until the Prorated Award is exhausted;

               iii.    If  Martin's employment terminates in circumstances  not
                 covered by subsection (A)(ii), then any of these options that have not yet vested by his last day of active service shall not vest.

     B. Subsequent Stock Option Awards: Martin shall be eligible to receive an award of options under the LTIP commencing in 1999. In 1999, Martin shall be awarded at least fifty thousand (50,000) options, so long as he is actively employed by Quaker on the date when Quaker grants options to its executives. In subsequent years, the actual number of options granted to Martin shall be determined by Quaker pursuant to its normal compensation practices.

     C. ESOP: Martin shall immediately be eligible to participate in any award of stock under The Quaker Employee Stock Ownership Plan ("ESOP"). The size, terms, and conditions of any award to him shall be determined by the provisions of the ESOP. Martin's first award, to be allocated as of June 1999, will be prorated in accordance with the terms of the ESOP.

     D. Other: Quaker may, in its discretion, grant Martin additional equity incentive compensation, pursuant to its normal compensation practices and the terms and conditions of any applicable plans.

8. Vacation: Beginning in 1999, Martin shall be entitled to four (4) weeks of vacation per calendar year. He is subject to Quaker's standard plans and policies regarding related issues, such as unused vacation days.

9.    Events  Triggering  Supplemental  Separation  Benefits:   The  employment
relationship between Quaker and Martin may be terminated at-will by either party (i.e., at any time, for any reason). The following rules shall determine whether, upon termination, Martin qualifies for supplemental separation benefits:

     A. Eligibility: Martin shall qualify for supplemental separation benefits under this Agreement if, but only if, he qualifies for severance benefits under the Program; provided, if he resigns within six (6) months following any event that constitutes "Good Reason" (as defined below), then for purposes of the Program and this Agreement, Quaker shall treat him as involuntarily terminated due to job elimination. The determination as to whether Martin qualifies for Program benefits shall be made by the Committee that administers the Program ("Committee"), pursuant to its regular procedures and practices; provided, if the Committee denies benefits based on gross misconduct, then the CEO and the Compensation Committee of Quaker's Board of Directors ("Compensation Committee") shall review that decision, and benefits will be denied only if the CEO and a majority of the Compensation Committee vote to deny benefits; and further provided, this internal review process shall not eliminate Martin's right to judicial review of the Committee's decision, so long as he first allows a reasonable time for the CEO and the Compensation Committee to review it. Martin understands that based on the current terms of the Program, eligibility is contingent not only on the reason for termination (e.g., not discharged for "gross misconduct"), but also on executing a waiver and release of claims, among other conditions. Martin is not hereby committing to execute such a waiver and release in the future; rather, if terminated, he will have the option of doing so to qualify for Program benefits and for supplemental separation benefits. Nothing in this provision, including its non-exhaustive summary of the Program's eligibility rules, shall be construed as modifying, superseding or limiting the Program's terms, except that the procedure for deciding claims under the Program is modified by adding the internal review process described above.

     B.   Termination Due To Change In Control:

          i. Notwithstanding any other provision in this Agreement, if Martin qualifies for benefits under his ESA, he will not receive supplemental separation benefits under this Agreement. In that event, his separation benefits would be limited to what is provided under the ESA and the Program.

          ii. Notwithstanding anything to the contrary in section 9(A), Martin shall be paid double (2 times) the separation benefit described in section 10(A) if, but only if, all of the following occur:
               (a) there is a change in control of Quaker (as that term, or any similar term, is defined under his ESA); and (b) Martin fails to qualify for benefits under both his ESA and the Program; and (c) he resigns or retires for any reason during the thirteenth (13th) month following the change in control.

     C. Definition Of "Good Reason": "Good Reason" for Martin to resign shall exist if any of the following events occur without his consent:
          (i) Quaker intentionally fails to pay or provide required compensation, and does not cure the situation despite a reasonable opportunity after Martin calls the omission to Quaker's attention in writing; (ii) Quaker reduces Martin's title, duties or authority (compared to what they were on the Effective Date) so significantly that his position is materially diminished; or (iii) Quaker materially breaches the terms of this Agreement and fails or refuses to cure the situation, provided that Martin calls the breach to Quaker's attention in writing and allows a reasonable opportunity to cure it.

10. Supplemental Separation Benefits: If, due to an involuntary termination, Martin qualifies for supplemental separation benefits under section 9 of this Agreement, then the following terms and conditions shall apply:

     A. One Additional Year Of Benefits: In addition to benefits under the Program, and subject to section 11(E), Quaker shall pay Martin an amount equal to one (1) year of Program payments. This sum shall be paid in a lump sum within thirty (30) days following his last day of active service or within thirty (30) days following a determination of his eligibility for Program benefits, whichever is later. This payment is consideration for the covenants and other provisions in section 11, not for anything else.

     B. Calculating His Annual Compensation: Both under the Program and under this Agreement, in calculating the bonus component of Martin's annual compensation, Quaker shall use his MIB bonus target at the time of termination or his most recent MIB bonus payment, whichever is greater.

     C. Pro-Rata Bonus For Final Year: Within thirty (30) days after Martin's last day of active service, Quaker shall pay him a lump sum that represents a pro-rated annual bonus for the year of termination. This amount shall be calculated by taking his bonus target for the year of termination and multiplying it times a fraction: (i) whose numerator is the number of days elapsed in the fiscal year during which Martin is terminated, from the first day of that fiscal year through his final day of active service; and (ii) whose denominator is 365 (e.g., based on Quaker's current fiscal year, which is the same as the calendar year, if Martin's last day of active service was February 5, then this fraction would be 0.10, calculated as follows:
          36 days elapsed in current fiscal year divided by 365 days).

     D. Five Days Of Salary: Within thirty (30) days following Martin's termination from active service, Quaker shall pay him an amount equal to five (5) days of pay at his then-current base salary rate.

11.  Prohibited Conduct:

     A.   Covenants:   Martin  covenants and agrees  that  during  the  periods
          specified below, he shall not engage in any of the following activities anywhere in the world:

          i. Non-competition. During the two (2) year period immediately following the termination of Martin's employment in circumstances that qualify him for supplemental separation benefits under sections 9 and 10, or during the one (1) year period immediately following his termination in any other circumstances, Martin shall not undertake any employment, consulting position or ownership interest which involves his Participation in the management of a business entity that markets, sells, distributes, licenses or produces Covered Products, unless that business entity's sole involvement with Covered Products is that it makes retail sales or consumes Covered Products, without competing in any way against Quaker.

          ii. Raiding Employees. During the three (3) year period immediately following the termination of Martin's employment in circumstances that qualify him for supplemental separation benefits under sections 9 and 10, or during the two (2) year period immediately following his termination in any other circumstances, Martin shall not in any way, directly or indirectly (including through someone else acting on Martin's recommendation, suggestion, identification or advice), facilitate or solicit any Existing Quaker Employee to leave the employment of Quaker or to accept any position with any other company or corporation.

          iii. Non-disclosure. During the three (3) year period immediately following the termination of Martin's employment in circumstances that qualify him for supplemental separation benefits under sections 9 and 10, or during the two (2) year period immediately following his termination in any other circumstances, Martin shall not use or disclose to anyone any Confidential Information.

     B.   Definitions:   For  purposes of section 11  of  this  Agreement,  the
          following definitions shall apply:

          i. "Participation" shall be construed broadly to include, without limitation: (1) holding a position in which he directly manages such a business entity; (2) holding a position in which anyone else who directly manages such a business entity is in Martin's reporting chain or chain-of-command (regardless of the number of reporting levels between them); (3) providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor; (4) providing a testimonial on behalf of such an operation or the product it produces; or (5) doing anything else which falls within a common sense definition of the term "participation," as used in the present context.

          ii. "Covered Products" mean any product which falls into one or more of the following categories, so long as Quaker is producing, marketing, distributing, selling or licensing such product anywhere in the world: sports beverages; thirst quenching beverages; hot cereals; ready-to-eat cereals; pancake mixes;
               grain-based snacks; value-added rice products; pancake syrup; value-added pasta products; dry pasta products; and items Quaker produces for the food service market. In addition, if Quaker adds to its portfolio a new business or category of products with annual sales exceeding fifty million dollars ($50,000,000)
               worldwide, such product(s) shall be included within this definition.

          iii. "Existing Quaker Employee" means someone: (1) who is employed by Quaker on or before the date when Martin's employment terminates; (2) who is still employed by Quaker as of the date when the facilitating act or solicitation takes place; and (3) who holds a manager, director or officer level position at Quaker (or an equivalent position based on job duties and/or Hay points, regardless of the employee's title).

          iv. "Confidential Information" shall be construed as broadly as Illinois law permits and shall include all non-public information Martin acquired by virtue of his relationship with Quaker which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to Quaker or its customers, distributors or suppliers if disclosed. Examples of Confidential Information include, without limitation, non-public information about Quaker's customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

     C. Injunctive Relief: In the event of a breach, threatened breach or situation that creates an inevitable breach by Martin of any covenant in section 11(A), Quaker shall be entitled to an injunction compelling specific performance, restraining any future violations and/or requiring affirmative acts to undo or minimize the harm to Quaker, in addition to damages for any actual breach that occurs. The parties stipulate and represent that breach of any covenant in section 11(A) would cause irreparable injury to Quaker, for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers, confidential information and/or employees and of determining the amount and ongoing effects of such losses.

     D. Other Remedies: In the event Martin breaches any covenant contained in section 11(A), Quaker shall have the option of seeking injunctive relief or cancelling the supplemental separation payments due under sections 9 and 10 of this Agreement. Quaker's right to terminate Program benefits is spelled out in the Program, and is not affected by this provision.

     E. Repayment Of Supplemental Separation Benefit: If Martin breaches any covenant(s) set forth in section 11(A), then in addition to any injunctive relief or actual damages awarded by a court, Martin shall repay to Quaker an amount equal to the lump sum payment he received under section 10(A). Martin shall make this repayment within thirty
          (30) days following a final judgment against him. For purposes of this provision, a judgment shall not be considered final until all potential appeals are exhausted or waived (expressly or by expiration of the time for filing an appeal).

     F. Recitals: Martin acknowledges that by virtue of the positions he will hold, he will acquire Confidential Information, including without limitation knowledge of financial details and plans, operational plans, strategic long range plans, new product development, marketing plans, sales plans, and distribution plans. Martin also acknowledges that by virtue of his positions, he will learn which Existing Quaker Employees are critical to Quaker's success and will develop relationships he otherwise would not have had with such employees.

12. Advance Determination Of Permitted/Prohibited Conduct: Martin may request an advance written determination from Quaker's Chief Executive Officer as to whether taking a proposed action or job would, in Quaker's opinion, constitute a breach of any covenant in section 11(A). In that event, and provided that Martin discloses in writing all material facts about the proposed action or job, Quaker shall make a reasonable effort to respond to the request for an advance written determination within ten (10) business days; PROVIDED, if circumstances materially change after the advance determination is made (e.g., if the duties of a job change after Martin accepts it), the determination may be reconsidered and revised or reversed upon thirty (30) days advance written notice to Martin. Quaker shall treat as confidential any non-public information that Martin communicates as part of a request for an advance determination.

13.       Choice Of Law And Forum

     A.   Law:  This Agreement shall be governed by and construed in accordance
          with  the  laws  of  Illinois,  without  regard  to  choice  of   law
          principles.

     B. Forum: In any litigation over this Agreement, both parties consent to submit to the personal jurisdiction of any court, state or federal, in the State of Illinois. Such courts in Illinois shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

14.   Attorney Fees And Other Expenses:

     A. For This Agreement: Quaker will pay all reasonable legal fees and related expenses Martin incurred in connection with the negotiation and preparation of this Agreement.

     B. Subsequent Litigation: If Martin and Quaker become involved in litigation regarding the terms of his employment with Quaker or the termination thereof, the party which prevails shall be entitled to reimbursement of all reasonable litigation costs and expenses, including attorney fees. If each party prevails on one or more litigated issues, the court shall exercise its equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account such factors as the significance and number of the issue(s) on which each party prevailed, the reasonableness of each party's position(s), and ability to pay.

15. Indemnification: To the fullest extent permitted by law and Quaker's by-laws, Quaker shall indemnify Martin (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and/or reasonable expenses, including attorneys' fees, incurred by Martin in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of Quaker or any of its subsidiaries.

16. Gross-Up Payment for Golden Parachute Taxes: If it is determined that any payment Quaker makes to or for the benefit of Martin, under this Agreement or otherwise, is subject to the federal excise taxes imposed on golden parachute payments, then regardless of whether Martin has declared his ESA effective, Quaker will make an additional payment to him (a "gross-up" payment) in accordance with the terms of his ESA (presently Section 8 of the
ESA), as determined by the terms of the ESA on the Effective Date or on the date of the payment in question, whichever is more favorable to Martin.

17. Representation By Martin: Martin represents that he is not presently subject to any non-competition agreement or employment agreement that prevents him from accepting this job with Quaker and performing the duties of Chief Financial Officer.

18.       Scope of Agreement:

     A. This Agreement supersedes any other document or oral agreement that conflicts with it regarding any of the matters set forth herein. However, it is not intended to pre-empt or supersede other documents, including plan documents, that provide additional, non-conflicting rules or terms. Without limitation, nothing in this Agreement shall eliminate or reduce Martin's obligation to comply with Quaker's Code Of Ethics.

     B. No promises or inducements have been made other than those reflected herein. This Agreement cannot be amended except by a written agreement signed by both parties, and only Quaker's highest ranking Human Resources officer or his/her direct superior has authority to sign such an amendment on behalf of Quaker.

19. Severability: Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be illegal, unlawful or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect; in addition, a court may re-write the invalid provision(s) so as to be consistent with applicable law and still, to the extent possible, achieve the intended effect of this Agreement.




Date: November 11, 1998        /s/ Robert S. Morrison
                                   The Quaker Oats Company,
                                   by an authorized signing officer




Date: November 11, 1998        /s/ Terence D. Martin
                                   Terence D. Martin